UROMED CORPORATION

CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK

Pursuant to General Corporation Law of the state of Delaware, Uromed Corporation (the "Corporation"), a Delaware corporation, does hereby certify that:

Pursuant to the authority conferred upon the Board of Directors of the Corporation in Article IV of the Articles of Incorporation of the Corporation, the Board of Directors on May 20, 2005, adopted the following resolution creating a series of Preferred Stock designated as Series A Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the General Corporation Law of the State of Delaware and the provisions of the Articles of Incorporation, a class of authorized Preferred Stock, par value $0.0001 per share, designated as Series A Preferred Stock of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such Series A Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SECTION 1. DEFINITIONS.

Unless the context otherwise requires, capitalized terms used but not defined in this Certificate of Designation that are defined in the Articles of Incorporation shall have the same respective meanings as such terms have in the Articles of Incorporation and, when used herein the following terms shall have the meanings indicated in this Section 1.

"Common Stock" shall mean the Common Stock, par value $0.0001 per share, of the Corporation.

"Series A Preferred Stock" shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Corporation.

SECTION 2. DESIGNATION; NUMBER; RANK.

(a) Designation. There is established as a separate series of Preferred Stock a series designated as the Series A Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"). The Corporation is authorized to issue 1,000,000 shares of Series A Preferred Stock. Except as set forth in the Articles of Incorporation, all shares of Series A Preferred Stock shall, to the fullest extent permitted by law, be identical in all respects, shall vote together as a single class on all matters pertaining to Preferred Stock, shall also have voting rights as provided in Section 3 below, and shall entitle the holders thereof to the same rights, privileges and preferences and shall be subject to the same qualifications, limitations and restrictions.

(b) Preference. All of the preferential amounts to be paid to the holders of the Series A Preferred Stock as provided in this Certificate of Designation shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any property of the Corporation to, the holders of any Common Stock of the Corporation, whether now or hereafter authorized.

SECTION 3. VOTING.

(a) Voting. On any matter submitted for the vote or written consent of the holders of the Corporation's Common Stock, the holders of each share of Series A Preferred Stock shall be entitled to ten (10) votes per share of Series A Preferred and shall vote together as a single class with the Common Stockholders on all matters submitted to a vote of the holders of the Corporation’s Common Stock. Each holder of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of the Corporation.

(b) Special Voting Rights of Series A Preferred Stock. In addition to any other stockholder vote or consent required herein or by law:

(1) Any amendment, alteration or repeal of any provision of the Articles of Incorporation, including any filing of a certificate of designation or the by-laws of the Corporation that (a) adversely affects the voting powers, preferences, or other special rights or privileges, or restricts the rights, privileges, powers or immunities of the Series A Preferred Stock shall require the vote or written consent of the holders of more than 50% of the outstanding shares of Series A Preferred Stock;

(2) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Series A Preferred Stock shall require the vote or written consent of the holders of more than 50% of the outstanding Series A Preferred Stock;

(3) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock (including any new series of Preferred Stock) or any other securities convertible into equity securities of the Corporation ranking on a parity with or senior to the Series A Preferred Stock in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series, in each case, whether or not such action requires action by the stockholders of the Corporation, shall require the vote or written consent of the holders of more than 50% of the outstanding Series A Preferred Stock;

(4) Any redemption, repurchase, payment of dividends or other distributions with respect to any other stock of the Corporation (except for transactions required pursuant to the provisions of the Articles of Incorporation and for acquisitions of Common Stock by the Corporation pursuant to agreements approved by the Board of Directors which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation's right of first refusal upon a proposed transfer) shall require the vote or written consent of the holders of more than 50% of the outstanding Series A Preferred Stock.

SECTION 4. DIVIDENDS.

The holders of Series A Preferred Stock shall be entitled to receive, on a non-cumulative basis, dividends if, as and when declared by the Board of Directors. Dividends on the Series A Preferred Stock shall be prior and in preference to any declaration or payment of any distribution on Common Stock or any stock junior to the Series A Preferred Stock.

SECTION 5. LIQUIDATION.

(a) Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, whether such assets are capital, surplus or earnings of any nature, before any amount shall be paid or distributed to the holders of Common Stock or of any other stock ranking junior to the Series A Preferred Stock in right to payments on liquidation, an amount in cash, equal to the amount of the liquidating distribution or distributions the holders of the outstanding shares of Series A Preferred Stock would receive from the Corporation upon any Liquidation Event.

After the payment of the amount to which holders of the Series A Preferred Stock are entitled under this Section 5(a) shall have been made in full to the holders of the Series A Preferred Stock, the holders thereof shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

(b) Notice. Prior to the occurrence of any Liquidation Event, and in any event not less than thirty (30) days prior to any payment date with respect thereto, the Corporation will furnish each holder of Series A Preferred Stock notice in accordance with Section 6 hereof, together with a certificate prepared by the Chief Financial Officer of the Corporation describing in detail the facts of such Liquidation Event, stating in detail the amount(s) per share of Series A Preferred Stock each holder of Series A Preferred Stock would receive pursuant to the provisions of Section 5(a) hereof and stating in detail the basis upon which such amounts were determined.

SECTION 6. NOTICE.

(a) Liquidation Events. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event become effective and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.

(b) Waiver of Notice. The holder or holders of not less than 50% of the outstanding shares of Series A Preferred Stock may, at any time upon written notice to the Corporation, waive the time, but not below five (5) business days, for notice pursuant to any notice provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

(c) General. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Preferred Stock. Any notice required by the provisions of this Certificate of Designation shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

IN WITNESS WHEREOF, the officer named below, acting for and on behalf of Uromed Corporation, has hereunto subscribed his names on this 20th day of May 2005.

UROMED CORPORATION

By:

Name: Ivo Heiden
Title: Chief Executive Officer